Exhibit 10.13

DESCRIPTION OF COMPENSATION ARRANGEMENTS

FOR NON-EMPLOYEE DIRECTORS

For the period beginning after the 2011 annual meeting of shareholders and ending upon the 2012 annual meeting of shareholders, non-employee directors of State Street or the Bank receive the following compensation:

•	Annual retainer—$75,000, payable at the director’s election in shares of the Registrant’s common stock or in cash;

•	Meeting fees—$1,500 for each Board and committee meeting attended together with reimbursement of expenses incurred in attending such meetings, payable in cash;

•	An annual common stock award in an amount equal to $130,000 divided by the closing price of the stock on May 18, 2011 (with additional stock amounts to reflect dividends if the award is deferred);

•	An additional annual retainer for the Lead Director of $90,000, payable at the director’s election in shares of the Registrant’s common stock or in cash;

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An additional annual retainer for the Examining and Audit Committee Chair and Risk and Capital Committee Chair of $25,000, payable at the director’s election in shares of the Registrant’s common stock or in cash;

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An additional annual retainer for the Chairs of the Executive Compensation Committee and the Nominating and Corporate Governance Committee of $15,000, payable at the director’s election in shares of the Registrant’s common stock or in cash; and

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An additional annual retainer for each member of the Examining and Audit Committee and the Risk and Capital Committee, other than the Chairs, of $10,000 payable at the director’s election in shares of the Registrant’s common stock or in cash.

Pursuant to State Street’s Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 50% or 100% of their (i) retainers, (ii) meeting fees, and/or (iii) annual award of shares of common stock. Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers and/or meeting fees may also make notional investment elections with respect to such deferrals, with a choice of one or more of five notional investment fund returns, including one that tracks the performance of State Street common stock. To the extent the amounts are deferred, they will be paid (a) on the date elected by the director, either the date of the director’s termination of service on the Board or a future date specified, and (b) in the form elected by the director as either a lump sum or in installment over a two- to ten-year period.